Hartford Life Insurance Company:

333-133694	CRC Generations
333-133693	CRC Select
333-133695	CRC

Union Security Insurance Company:
333-43805	EmPower
033-63799	Masters
Masters +
333-65231	Triple Crown
033-63829	TD Waterhouse

Union Security Life Insurance Company of New York:
333-14761	Masters (USL)
333-20345	TD Waterhouse

Supplement Dated October 14, 2008 to your Prospectus Dated May 1, 2008

Supplement Dated October 14, 2008 to Your Prospectus

Effective on or about November 21, 2008, we will no longer accept additional Premium Payments into any individual annuity contract funded through a 403(b) plan.

This Supplement Should Be Retained With The Prospectus For Future Reference.

HV-7854